UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2022

Blackstone Private Credit Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01358	84-7071531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 31st Floor New York, New York		10154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code): (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02. Unregistered Sale of Equity Securities.

As of June 1, 2022, Blackstone Private Credit Fund (the “Fund”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on June 24, 2022) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of June 1, 2022 (number of shares finalized on June 24, 2022)	11,515,210	$291,104,519

Item 7.01. Regulation FD Disclosure.

June 2022 Distributions

On June 27, 2022, the Fund declared distributions for each class of its common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Stockholder Servicing Fee	Net Distributions
Class I Common Shares	$0.1740	$0.0000	$0.1740
Class S Common Shares	$0.1740	$0.0179	$0.1561
Class D Common Shares	$0.1740	$0.0053	$0.1687

The distributions for each class of Shares are payable to shareholders of record as of the open of business on June 30, 2022 and will be paid on or about July 27, 2022.

In addition to the regular distributions discussed above, on June 27, 2022, the Fund announced that due to strong earnings generated by the Fund and the positive impact from rising interest rates, its Board of Trustees has declared a special distribution of the Fund’s excess undistributed net investment income for each class of the Fund’s shares. The special distribution will be in the amount of $0.05 per share plus the estimated undistributed net investment income in excess of $0.05 per share available as of the record date of August 21, 2022 (the “Record Date”), and will be paid on or about September 1, 2022. The estimated undistributed net investment income and the precise amount of the special distribution will be determined closer to the Record Date. A copy of the Company’s press release announcing the foregoing special distribution is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Recent Blackstone Credit Transaction Highlights1

In June 2022, Blackstone Credit served as lead lender and committed to provide $825 million of a $1.65 billion financing package, which consists of a $1.2 billion first lien term loan, $300 million delayed draw term loan and a $150 million revolver, to support the recapitalization of AmeriLife in conjunction with a significant equity investment by Genstar in which Genstar will join existing investor THL as an equal investor. AmeriLife is a national insurance distribution platform focused on distributing insurance and financial products geared toward the senior market.

[1]

The information provided, including dollar amounts, represents the aggregated investment of all participating Blackstone Credit vehicles, including the Fund. The final dollar amount of the Fund’s portion of the investment will be determined and disclosed in the Fund’s future periodic reports.

Item 8.01. Other Events.

Net Asset Value

The net asset value (“NAV”) per share of each class of the Fund as of May 31, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of May 31, 2022
Class I Common Shares	$25.28
Class S Common Shares	$25.28
Class D Common Shares	$25.28

As of May 31, 2022, the Fund’s aggregate NAV was $20.7 billion, the fair value of its investment portfolio was $42.8 billion, and it had $22.5 billion of debt outstanding (at principal). The average debt-to-equity leverage ratio during May 2022 was approximately 0.98 times. As of May 31, 2022, the Fund had $31.7 billion in committed debt capacity, with 88% in secured floating rate leverage and 12% in unsecured fixed rate leverage based on drawn amounts.2 The Fund’s leverage sources are in the form of a corporate revolver (4%), asset-based credit facilities (50%), unsecured bonds (33%), secured short term indebtedness (1%) and collateralized loan obligation (CLO) notes (12%) based on drawn amounts.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $36.5 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	164,579,493	$4.3 billion
Class S Common Shares	238,888,370	$6.2 billion
Class D Common Shares	36,135,388	$0.9 billion
Private Offering:
Class I Common Shares	397,550,130	$10.3 billion
Class S Common Shares	—	—
Class D Common Shares	—	—
Total Offering and Private Offering *	837,153,381	$21.7 billion

*	Amounts may not sum due to rounding.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated June 27, 2022.

[2]	Certain Notes are treated as floating rate due to interest rate swaps the Fund has entered into to swap fixed notes payments for floating rate payments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date: June 27, 2022	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Chief Compliance Officer, Chief Legal Officer and Secretary